Exhibit 10.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of February, 2011, by and HCBF HOLDING COMPANY, INC., a Florida corporation (the “Company”), and MICHAEL J. BROWN, SR. (“Executive”).

RECITAL:

The Board of Directors of the Company (the “Board”) believes it is in the best interest of the Company, and its wholly owned subsidiary, First Bank and Trust of Indiantown, FSB, a federal savings association (the “Bank” and together with its direct and indirect subsidiaries, the “Bank Group”), to employ Executive as the Bank’s Chairman and Chief Executive Officer, and Executive accepts such employment, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recital and the covenants, agreements, representations, warranties, terms and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Bank and Executive, intending to be legally bound, hereby agree as follows:

1.             Employment. The Company hereby employs Executive as its Chairman and Chief Executive Officer, and Executive hereby accepts such employment, all upon the terms and conditions contained in this Agreement.

A.           Executive’s Representations. Except as otherwise set forth in Exhibit C to this Agreement, Executive represents, warrants and covenants to the Company that: (i) he is not bound, nor will Executive become bound, by any covenant, contract, agreement or other obligation that conflicts with, or may or does prevent Executive in any manner from performing Executive’s duties as Chairman and Chief Executive Officer of the Company under this Agreement, and (ii) he is not aware of any presently existing fact, circumstance or event (including, without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause or Good Reason (each as hereinafter defined).

B.           Company’s Representations. The Company hereby represents and warrants to Executive that (a) it is not aware of any fact, circumstance or event that would give rise to any breach of any term or provision of this Agreement, or that would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause or Good Reason hereunder, and (b) it has received all authorizations and have taken all actions necessary or appropriate for the due execution, delivery and performance of this Agreement.

2.             Employment Period. Unless sooner terminated pursuant to the terms and conditions of this Agreement, the term of this Agreement shall commence on the date first written above and shall expire three (3) years from the Effective Date (as defined below) (such term, the “Employment Period”); provided, however that, prior to the second anniversary of the Effective Date and prior to each anniversary thereafter, the Board, acting with the approval of the

Board of Directors of the Company, may extend the Employment Period in connection with the Executive’s annual performance review for additional one (1) year periods. The “Effective Date” of this Agreement shall commence with the date the Company (or a subsidiary of the Company) acquires a depository institution or obtains applicable regulatory approvals and organizes a de novo depository institution and the Employment Period following the Effective Date shall be referred to herein as the “Effective Employment Period.” All references to “Employment Period” or “Effective Employment Period” in this Agreement shall refer both to the initial term and any successive term.

3.             Compensation. For all services rendered by Executive during the Effective Employment Period to the Company, the Company shall compensate Executive as follows:

A.           Base Salary. Executive shall be entitled to receive a base salary during the Employment Period of One Hundred Thousand Dollars ($100,000.00) per year (the “Base Salary”), payable in accordance with the normal payroll policies of the Company. The Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary on not less than an annual basis. The Compensation Committee, in its sole and absolute discretion, may elect to increase the Base Salary at any time, but shall not ever decrease the Base Salary below its then-current amount unless such decrease is consented to by Executive in writing and/or required by any regulatory authority having jurisdiction over the Company. Any increase in the Base Salary shall constitute an amendment to this Agreement solely as to the amount of the Base Salary, without waiver or modification of any other terms or conditions of this Agreement.

B.           Annual Bonus. Executive shall be entitled to receive an annual bonus (“Annual Bonus”) in respect of each completed fiscal year of the Company during the Employment Period (except as otherwise specifically provided in this Agreement) based on the achievement of the Bank Group’s budgetary objectives to be agreed upon in writing by the Board and Executive. The minimum Annual Bonus shall be fifteen percent (15%) of the Base Salary (prorated for partial years), and the maximum Annual Bonus for meeting all such goals shall be fifty percent (50%) of the Base Salary, and shall be paid to Executive in cash on the March 31 immediately following the end of each calendar year to which it relates during the Employment Period (and, to the extent payable with respect to the calendar year, or portion thereof, immediately preceding the expiration or termination of the Employment Period, then it shall be payable, if at all, in accordance with the terms of Section 8).

C.            [Reserved]

D.            Withholding. The Base Salary, the Annual Bonus, and all other payments and compensation to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program that may be adopted by the Company for the benefit of its senior executives or Executive.

4.             [Reserved]

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5.             Business Expenses and Reimbursements. During the Employment Period, the Company shall pay, or promptly reimburse Executive for, all business travel and other out-of-pocket expenses (including, without limitation, mileage reimbursement at rates specified from time to time in or pursuant to the Code) reasonably incurred by Executive in the performance of Executive’s duties pursuant to this Agreement that are in compliance with the Company’s policies with respect thereto upon submission by Executive of an expense report with appropriate vouchers to the Company (collectively, “Business Expenses”). With respect to any amount of expenses eligible for reimbursement that is required to be included in Executive’s gross income for federal income tax purposes, such expenses shall be reimbursed to Executive no later than December 31 of the year following the year in which Executive incurs the related expenses. In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Code), nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

6.             “Key Employee” Insurance. The Company shall have the right to obtain on the life of Executive, pay all premium amounts related to, and maintain, “key employee” insurance naming the Bank and/or the Company as beneficiary. Selection of such insurance policy shall be in the sole and absolute discretion of the Board. Executive shall cooperate fully with the Company and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as the Company and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

7.             Duties. Executive shall utilize Executive’s reasonable efforts to do all of the following:

A.           Performance Requirements. Executive shall perform all customary duties in connection with Executive’s position as Chairman and Chief Executive Officer of the Company. Executive shall have the responsibilities, duties and authority customarily appertaining to such office and such other duties as may be reasonably assigned to Executive by the Board and which are consistent with such positions. Executive shall use reasonable efforts to perform his duties duly and faithfully.

B.            Direction and Control of the Board. Executive shall at all times report to, and Executive’s activities shall at all times be subject to the direction and control of, the Board.

C.            Adherence to Policies. Executive shall adhere to, execute and fulfill all lawful policies established from time to time by the Company, the shareholders of the Company and/or the Board.

D.            Devotion of Professional Efforts. Executive shall devote substantially all of Executive’s business and professional time, efforts, energy and skills to the performance of Executive’s duties pursuant to this Agreement and Executive’s other duties to the Bank Group. Notwithstanding the foregoing, Executive may: (a) invest Executive’s personal assets in

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businesses in which Executive’s participation is solely that of a passive investor, provided that the form or manner of such investment shall not require services on the part of Executive that conflict or interfere with performance of Executive’s duties pursuant to this Agreement, and provided further that Executive may possess an ownership interest in any other publicly traded depository institution, bank holding company, or savings and loan holding company so long as that ownership interest does not exceed two percent (2%) of the total number of shares outstanding of such entity; and (b)  serve other public and private organizations, including without limitation, on the board of directors of such organizations (provided each position on the board of a for-profit organization is pre-approved by the Board), so long as such service does not compromise Executive’s devotion of time and efforts to the Bank Group, and does not present a conflict of interest with regard to the Bank Group. The parties hereby approve Executive’s ownership interests in, and activities with, the organizations listed on Exhibit B to this Agreement.

8.             Termination of Executive’s Employment. The Employment Period and Executive’s employment hereunder may be terminated as follows:

A.           Termination by Executive Without “Good Reason”. Executive, upon at least ninety (90) days’ prior written notice to the Company, shall have the right to terminate the Employment Period at any time, for any reason or for no reason. In the event of such termination by Executive after the Effective Date, the Company shall pay Executive, within thirty-five (35) days of the effective date of such termination, in a lump sum all Base Salary, Business Expenses and Benefits which are due through the effective date of termination (less any amounts owed to the Company by Executive) (collectively, the “Accrued Compensation”). All such amounts shall be payable to Executive in accordance with the normal payroll policies of the Company.

B.            Termination by Executive for “Good Reason”. (i) Executive, effective immediately upon written notice to the Company, shall have the right to terminate the Employment Period at any time, for any one of the following reasons (collectively, “Good Reason”), unless Executive specifically agrees in writing that such event shall not be Good Reason:

(a)           the failure to continue Executive as President or Chief Operating Officer of the Company;

(b)           the failure to assign Executive duties, authorities, responsibilities and reporting requirements consistent with his positions and otherwise as set forth herein, or if the scope of any of Executive’s material duties, authorities or responsibilities set forth in Section 7 hereof is reduced to a material degree without Executive’s prior consent, except for any reduction in duties, authorities or responsibilities due to (x) Executive’s illness or disability; (y) order from any regulatory authority having jurisdiction over the Company; or (z) the temporary suspensions of Executive’s duties, authorities or responsibilities pending results of any Board commissioned investigation as to potential Cause for termination of Executive’s employment;

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(c)           a reduction in, or a substantial delay in, the payment of Executive’s compensation or expense reimbursements from those required to be provided in accordance with the provisions of this Agreement;

(d)           a requirement by the Bank Group, without Executive’s prior consent, that Executive’s prevailing primary work location be more than fifty (50) miles from St. Lucie County, Florida, other than travel temporarily and reasonably required to carry out Executive’s obligations under this Agreement, including but not limited to travel to customer locations;

(e)           the failure of the Bank Group to indemnify Executive (including the prompt advancement of expenses), or to maintain directors’ and officers’ liability insurance coverage for Executive, in accordance with the provisions of Section 18 hereof;

(f)           any breach by the Company of any material provision of this Agreement;

(g)           the failure of the shareholders of the Company to elect or re-elect the Executive to the Board or the Board of Directors of the Bank, respectively, or the failure of the Board or the Board of Directors of the Bank (or the nominating committees thereof) to nominate the Executive for such election or re-election; or

(h)           material acts or conduct on the part of the Bank Group or their respective officers or representatives that are designed to force the resignation of Executive or prevent Executive from performing his duties and responsibilities pursuant to this Agreement;

provided, (I) “Good Reason” shall not include acts that are cured by the Company within thirty (30) days from receipt by the Company of a written notice from Executive (a “Preliminary Notice of Good Reason”) identifying in reasonable detail the act or acts constituting Good Reason, (II) Good Reason shall not exist unless the Preliminary Notice of Good Reason shall have been given by Executive within sixty (60) days after learning of the act, failure or event (or, in the case of a series of related acts, failures or events, within ninety (90) days of the first such act, failure or event) which Executive alleges constitutes Good Reason hereunder, and (III) if the Company has failed to cure as provided above, Good Reason shall not exist unless Executive shall have given notice of termination hereunder for Good Reason within forty-five (45) days from delivery of the Preliminary Notice of Good Reason (which termination shall be effective thirty (30) days from the giving of such notice). Notwithstanding anything to the contrary in this Agreement, pending the conclusion of a proceeding to determine whether Good Reason in fact does exist, the Company shall continue to pay and provide the compensation referred to in Sections 3, 4 and 5 hereof. For the avoidance of doubt, the liquidation, dissolution, insolvency or cessation of operations of the Company shall not constitute Good Reason and Executive shall not be entitled to the compensation specified in Section 8(B)(ii)(b) if Executive’s employment is terminated in connection therewith.

(ii)         In the event of such termination after the Effective Date by Executive for Good Reason, Executive shall be entitled to the following compensation and benefits, with payment and provision to commence on the Company’s regular payroll payment

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date next following the thirty-second (32nd) day after the effective date of such termination of employment (but retroactive to such effective date):

(a)           The Company shall pay Executive’s Accrued Compensation to Executive.

(b)           The Company shall pay to Executive an amount equal to the sum of (I) Executive’s then-current Base Salary to be paid in accordance with the normal payroll policies of the Company for the period which is the longer of (A) one (1) year, or (B) the remainder of the then Employment Period (such longer period being hereinafter referred to as the “Severance Period”) (provided, however, that to the extent Executive remains employed by the Company for all or a portion of the Severance Period, during such continuing employment period he shall not receive duplicative compensation (i.e., he shall not receive both the amounts payable under this paragraph and the amounts payable under Sections 3(A) and (B) above if, for example, the Employment Period is not extended under Section 2 but Executive remains employed by the Company for a portion or all of the remaining Employment Period), and (II) an amount equal to the maximum Annual Bonus Executive could have earned during such Severance Period to be paid within the time specified in Section 3(B) hereof.

(c)           The Company shall pay to Executive any other amounts due under this Agreement.

(d)           [Reserved]

(e)           [Reserved]

C.            Termination Upon Executive’s Death or Disability. In the event of the death or Disability (as defined in this paragraph) of Executive during the Employment Period, the Employment Period shall terminate effective immediately, and, provided such termination is after the Effective Date, the Company shall pay to Executive (or his representative) in a lump sum, on the Company’s regular payroll payment date next following the thirty-second (32nd) day after the effective date of termination, Executive’s Accrued Compensation. Provided such termination is after the Effective Date, Executive (or his representative) shall also continue to receive Executive’s prevailing Base Salary (less any disability pay or sick pay benefits to which Executive may be entitled under the Company’s customary practices and policies) for a period of twelve (12) months following the effective date of termination payable in accordance with the Company’s normal payroll policies (payment to commence on the Company’s regular payroll payment date next following the thirty-second (32nd) day after the effective date of such termination, but retroactive to such effective date), and the Company shall pay to Executive (or his representative) an amount equal to the prorated portion of the Annual Bonus Executive earned with respect to the year immediately preceding the year in which the effective date of termination occurred provided that Executive had been employed by the Company for at least six (6) months during such calendar year (provided, however, that if the effective date of termination occurs during the second six (6) months of the first year of the Effective Employment Period, the amount payable shall be equal to the maximum Annual Bonus), payable within the time specified in Section 3(B) hereof. The term “Disability” as used in this Agreement means physical or mental incapacity resulting in Executive being absent and unable to perform

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Executive’s duties for any consecutive three (3) month period, or for any six (6) non-consecutive months in any twelve (12) month period, which physical or mental incapacity is then determined in writing to be total and permanent by either of the following, which shall be deemed conclusive determination of disability: (i) a decision by an insurance company to pay disability benefits under a specified waiting period to Executive, the determination of which shall relate back and be effective at the beginning of such waiting period; or (ii) a decision to such effect by a qualified physician appointed by the Bank Group and reasonably acceptable to Executive (or Executive’s representative) who is not an employee of or otherwise affiliated with the Company or any of its shareholders or directors. Executive shall submit to a reasonable number of examinations by the physician making the determination of disability, and Executive hereby authorizes the disclosure and release of all supporting medical records.

D.            Termination by the Company Without “Cause”. The Company, upon written notice to Executive, shall have the right to terminate the Employment Period at any time, for any reason or for no reason. In the event of such termination by the Company (including termination following delivery of a notice of non-renewal by the Company under Section 2 without “Cause” (unless the Company terminates for “Cause” thereafter), but excluding a termination by the Company for “Cause” under Section 8(E)), Executive shall be entitled to all of the same compensation and benefits specified in Section 8(B)(ii) within the same time periods and on the same terms and conditions as specified therein, provided that Executive shall not be entitled to the compensation specified in Section 8(B)(ii)(b) if Executive’s employment is terminated in connection with the liquidation, dissolution, insolvency or cessation of operations of the Company; provided further, that in the event of a non-renewal of the Employment Period by the Company under Section 2 without “Cause,” the Severance Period shall be reduced by the number of whole and partial months elapsed from the delivery date of such non-renewal notice and the effective date of such termination.

E.            Termination by the Company for Cause. The Company, effective immediately upon written notice to Executive, shall have the right to terminate the Employment Period at any time, for Cause (as defined below). In the event of such termination by the Company after the Effective Date, the Company shall pay Executive in a lump sum, on the Company’s regular payroll payment date next following the thirty-second (32nd) day after the effective date of termination, Executive’s Accrued Compensation.

(i)              Cause. For purposes of this Agreement, “Cause” shall mean (i) the failure by Executive (after written warning from the Board specifying in reasonable detail the breach(es) complained of) to substantially perform his duties under this Agreement (excluding, however, any failure to meet any performance targets or to raise capital and excluding any failure due to Executive’s death or Disability) or to comply materially with the policies of the Bank Group, (ii) personal dishonesty, incompetence (excluding, however, any failure to meet any performance targets or to raise capital), willful misconduct, or breach of fiduciary duty involving personal profit, by Executive in the performance of his duties, and/or Executive’s intentional failure to perform stated duties, (iii) the commission by Executive of an act or omission constituting fraud or embezzlement against, or willful breach of fiduciary duty to, the Bank Group, (iv) the conviction of Executive for, or the entering by Executive of a plea of nolo contendere with respect to, a criminal offense constituting a felony, (v) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or any final cease-and-

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desist order; (vi) Executive habitually abused alcohol or any controlled substance or reported to work under the influence of alcohol or any controlled substance (other than a controlled substance which Executive is properly taking under a current prescription), (vii) Executive engaged in unlawful harassment of employees or customers of the Bank Group, (viii) Executive exposed the Bank Group to criminal liability substantially and knowingly caused by Executive which results in a material adverse effect on the business, financial condition, prospects or results of operations of the Bank Group, and/or (ix) material breach by Executive of any provision of this Agreement. For purposes of the foregoing, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Bank Group. Any act or failure to act that is expressly authorized by the Board or the Board of Directors of the Bank pursuant to a resolution duly adopted by such Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Bank Group.

For all purposes of this Agreement, “Good Reason” and “Cause” shall have the applicable defined meaning as set forth above in this Section 8.

F.            Treatment of Equity Incentive upon Termination. In the event Executive terminates his employment for Good Reason in accordance with Section 8(B) or the Company terminates Executive’s employment without Cause (other than non-renewal of the Employment Period under Section 2), any unvested options to purchase shares of the Company’s common stock (pursuant to a grant under the Company’s 2010 Equity Incentive Plan or otherwise (the “Equity Incentive”)) and any unvested restricted shares of the Company’s common stock or other unvested equity compensation in the Company or any of its subsidiaries granted to Executive shall vest in full upon such termination. In the event Executive is terminated by the Company for Cause in accordance with Section 8(E), all vested and unvested options to purchase shares of the Company’s common stock (pursuant to the Equity Incentive or otherwise) and any vested and unvested restricted shares of the Company’s common stock or other vested and unvested equity compensation in the Company or any of its subsidiaries granted to Executive shall be forfeited upon such termination. In the event Executive’s employment is terminated for any other reason, all unvested options to purchase shares of the Company’s common stock (pursuant to the Equity Incentive or otherwise) and any unvested restricted shares of the Company’s common stock or other unvested equity compensation in the Company or any of its subsidiaries granted to Executive shall be forfeited upon such termination.

G.            Release. Notwithstanding anything in this Agreement to the contrary, as a condition to receipt by Executive of the payments due from the Company pursuant to the applicable provision in this Section 8 in connection with termination of the Employment Period, Executive shall execute and deliver to the Company within twenty-five (25) days of the effective date of the termination of the Employment Period, a general release of all claims Executive may have against the Bank Group, the Board, the Board of Directors of the Bank, and affiliates and shareholders of the Bank Group and their respective affiliates, with respect to the subject matter of this Agreement (other than any obligations of the Company under this Agreement or any severance agreement which by their terms survive) in a form reasonably acceptable to the Company and/or its counsel, and such release shall not have been revoked by Executive.

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H.            Resignations. Any termination of Executive’s employment for any reason shall require that Executive resign all other positions (including as director) he may then be holding with the Bank Group or as trustee of any of its benefit plans, unless the Board and Executive agree to the contrary.

I.             Reasonableness. The parties acknowledge and agree that the compensation and benefits set forth in this Section 8 as being payable upon termination of this Agreement constitute liquidated damages upon the termination of this Agreement, and the parties hereto have agreed that such compensation and benefits are reasonable. The parties further acknowledge and agree that the Company shall not be required to pay any salary or bonus if, upon the advice of counsel, Bank determines that the payment of such salary, bonus or Benefits would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company or its affiliates.

9.             Nonsolicitation and Noncompetition.

A.            Legitimate Business Interests. Executive acknowledges and agrees that in the performance of his duties of employment with the Bank Group, he will be in contact with customers, potential customers and/or information about customers or potential customers of the Bank Group either in person, through the mails, by telephone or by other electronic means. Executive also acknowledges and agrees that trade secrets and confidential information of the Bank Group, more fully described in Section 10 of this Agreement, that will be gained by Executive during his employment with the Bank Group, have been developed by the Bank Group through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Bank Group. Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Bank Group’s businesses that Executive not divert business or customers from the Bank Group and that the Executive maintain the confidentiality and integrity of the Confidential Information as provided in this Agreement.

B.            Nonsolicitation. Executive shall not, at any time during the Restricted Period (as defined in Section 9(F) below), directly or indirectly, contact or proposition, or otherwise attempt to induce, nor accept the initiative of a third party in such regard, alone or by combining or conspiring with a third party, any employees, agents, consultants, representatives, contractors, vendors, suppliers, distributors, manufacturers, clients, customers or other business contacts of the Bank Group to terminate or modify their relationship with, or compete against, any of the Bank Group.

C.            Noncompetition. Executive shall not, at any time during the Restricted Period, directly or indirectly, personally or as an owner, officer, director, partner, employee, member, agent, consultant, representative, independent contractor, or in any other capacity whatsoever of any corporation or other entity, own, manage, operate, control, conduct or assist in any way any business competing with any of the Bank Group in the Restricted Territory. For purposes of this Agreement, “Restricted Territory” shall mean all counties located within the Bank Group’s then current territory as of the effective date of termination and all contiguous counties. For purposes of this Agreement, “compete” or “competing” shall mean any situation

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where the Executive: (i) enters into, engages in, becomes an employee of or acquires an ownership of more than two percent (2%) of any business that competes with the Bank Group’s businesses in the Restricted Territory; (ii) directly or indirectly solicits, diverts, entices, or accepts any customers, clients, business patronage or orders from any customers, clients, or businesses with whom Executive has had contact, involvement or responsibility during Executive’s employment with any of the Bank Group’s businesses on behalf of any person (including Executive) or entity, that competes with the Bank Group’s businesses; (iii) directly or indirectly solicits, diverts, entices, or takes away any potential customer identified, selected or targeted by the Bank Group with whom the Executive has had contact, involvement or responsibility during Executive’s employment with any of the Bank Group, or attempts to do so, for the sale of any product or service that is the same as, similar to, or a substitute for, any product or service offered by the Bank Group’s businesses; and/or (iv) promotes or assists, financially or otherwise, any person or entity, engaged in any business that is the same as, similar to, or a substitute for, any product or service offered by the Bank Group’s businesses.

D.            No Inducement of Bank Group Employees. Except in the course of his employment with the Bank Group, or with the prior written approval of the Board, Executive shall not, during the Restricted Period, in any way directly or indirectly (i) induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the employees of the Bank Group to terminate his or her employment with or to compete against the Bank Group in any capacity in the Restricted Territory, and/or (ii) hire, attempt to hire, or cause to be hired any person or persons (other than Executive’s personal or executive assistants) who to Executive’s best knowledge was employed by the Bank Group at any time during the period commencing six (6) months prior to such termination.

E.             Permitted Investments. Nothing in this Agreement shall be deemed to prevent Executive from acquiring and owning, solely as an investment, up to two percent (2%) of the total number of shares outstanding of any other publicly-traded depository institution, bank holding company or savings and loan holding company, so long as Executive is not a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer.

F.             Restricted Period. For the purposes of this Agreement, “Restricted Period” means during the Employment Period, plus either: (i) one (1) year following the effective date of any termination of Executive’s employment by Executive other than for Good Reason, by the Company for Cause or due to Executive’s Disability, or (ii) the Severance Period following the effective date of any termination by Executive for Good Reason or by the Company without Cause (i.e., for the period Executive continues to receive compensation under Section 8(B)(ii)(b) hereof); provided, however, in the event of non-renewal of the Employment Period under Section 2, the Restricted Period, for the purposes of Section 9(C) only, shall be limited to the Employment Period (i.e., through the then applicable expiration date, regardless of whether Executive continues to provide services hereunder).

10.           Confidentiality.

A.            Confidential Information. During the Employment Period, Executive may have access to, be trusted or become acquainted with, and/or may acquire, knowledge of various

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confidential, trade secret and/or proprietary information of the Bank Group, clients and customers, including, without limitation, ideas, concepts, plans, designs, marketing techniques, sales techniques, forecasts, projections, products, technology, methods, procedures, pricing, costs, cost reports, customers, customer lists, customer identification, customer prospects, designs, computer systems, passwords, computer software, procedures, methods, formulae, financial statements, assets, liabilities, revenues, business methods, marketing information, marketing methods, acquisition plans, contract terms, contract negotiations, compensation information, structures and plans, employee responsibilities and duties, copyrights, trademarks, patents and other proprietary information (collectively, the “Confidential Information”).

B.            What is not the Confidential Information. The Confidential Information shall not include information that: (i) is or becomes public information without breach of this Agreement by Executive; (ii) was in Executive’s possession (in writing or other recorded form) prior to his employment by the Company with no obligation to maintain confidentiality, as evidenced by written or electronic records; (iii) was received from a third party not under any obligation of confidentiality to any of the Bank Group; or (iv) is required to be disclosed by Executive by law or a final order of a court or other governmental agency or authority of competent jurisdiction; provided, however, reasonable notice prior to any such disclosure shall be given to the Bank to allow sufficient time for the Bank Group to obtain injunctive relief, a protective order or similar remedy, in accordance with Section 10(E).

C.            Executive’s Use of Confidential Information. During the Employment Period and for two (2) years after the expiration or termination of the Employment Period, for any reason or for no reason (and regardless of who is the terminating party), Executive shall not, without the prior written consent of the Company, except as is necessary for Executive to perform Executive’s duties on behalf of the Company, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any of the Confidential Information to any third party that does not have a confidentiality obligation in writing with any of the Bank Group.

D.            Executive’s Protection of Confidential Information. During the Employment Period, Executive shall take all steps reasonably necessary and/or requested by the Bank Group to ensure that the Confidential Information is kept confidential pursuant to this Agreement. Executive will comply with all applicable policies, procedures and practices that the Bank Group may establish from time to time with regard to the Confidential Information. Executive will not, directly or indirectly, reproduce, permit reproduction of, remove and/or permit removal of any of the Confidential Information from any of the Bank Group’s premises, except as is necessary for Executive to perform Executive’s duties on behalf of the Bank Group.

E.            Procedures to be Followed if Disclosure is Required by Law or Court. In the event Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, Executive agrees to provide the Bank Group with prompt notice of such request or requirement to enable the Bank Group to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action. Executive agrees to use Executive’s best efforts in such event to assist the Bank Group in obtaining a protective order. If, in the absence of a protective order or the receipt of a waiver under this Agreement, Executive is nonetheless, in the written opinion of Executive’s counsel, compelled to disclose the Confidential Information to any tribunal or else

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stand liable for contempt or suffer other censure or significant penalty, Executive, after notice to the Bank Group, may disclose to such tribunal only such Confidential Information that Executive is compelled to disclose. Executive shall not be liable for the disclosure of Confidential Information to a tribunal compelling such disclosure unless such disclosure was caused or resulted from a previous disclosure by Executive not permitted under this Agreement.

F.            Executive’s Acknowledgement of Value of Confidential Information. Executive acknowledges and agrees that the Confidential Information is a special and unique asset of the Bank Group, created and/or obtained by the Bank Group at considerable time and/or expense, from which the Bank Group may or does derive independent economic value from the Confidential Information not being generally known to third parties.

G.            Executive’s Return of Confidential Information and the Bank Group Property. Executive will, immediately upon the Company’s request, upon termination of Executive’s employment by the Company, for any reason or for no reason, return to the Company: (i) all copies and manifestations of Confidential Information that Executive may have or have access to; (ii) all documents, other materials and equipment provided by any of the Bank Group; and (iii) all documents and materials that Executive has prepared during Executive’s employment by any of the Bank Group (collectively, the “Bank Property”). Executive acknowledges and agrees that the Bank Property is, and shall, remain at all times the exclusive property of the Bank Group.

11.           Notice to Executive’s Future Employers. For a period of two (2) years following the termination of Executive’s employment by any of the Bank Group, for any reason or for no reason, the Bank Group shall have the right to inform each of Executive’s employers in writing of the existence of the obligations contained in Sections 9 and 10 of this Agreement, and provide such employers with a copy of Sections 9 and 10 of this Agreement.

12.           Assignment of Intellectual Property Rights. Executive hereby grants, transfers and assigns, and agrees to grant, transfer, and assign, to the Company and its successors and assigns, all of Executive’s rights, title and interest, if any, in or to any and all Developments (as defined below) and Intellectual Property (as defined below) in the Developments, including rights to translation and reproductions in all forms or formats, and the copyrights and patent rights to the same, if any. Executive agrees that the Company may copyright and/or patent all Developments in the Company’s name and secure renewal, reissues and extensions of such copyrights and patents for such periods of time as the law may permit.

A.            Developments. “Developments” shall mean any idea, invention, process, design, concept, or useful article (whether the design is ornamental or otherwise), software and/or computer program and/or code documentation, trademark, trade secret, literary work, audiovisual work and any other work of authorship previously or hereafter created, expressed, made or conceived solely or jointly by Executive during Executive’s employment by any of the Bank Group, whether or not subject to copyright, patent or other forms of proprietary protection, and that (i) is related to the actual or anticipated business, research or development of any of the Bank Group and/or (ii) is suggested by, or results from, any task assigned to Executive, or work performed by Executive, for or on behalf of the Bank Group.

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B.            Intellectual Property Rights. “Intellectual Property Rights” shall mean any and all now known or hereafter known, tangible and intangible: (1) rights associated with works of authorship throughout the universe, including, but not limited to, copyrights, moral rights and mask-works; (2) trademark and trade name rights and similar rights; (3) trade secret rights; (4) patents, designs, algorithms and other industrial property rights; (5) all other intellectual and industrial property rights of every kind and nature throughout the universe, however named or designated, including, without limitation, logos, rental rights and rights to remuneration, whether arising by operation of law, contract, license, or otherwise; and (6) all registrations, initial applications, renewals, extensions, continuations, division or reissues of the above, whether now or hereafter in force.

13.           Non-Disparagement. Executive shall not, during the Employment Period or at any time thereafter, directly or indirectly, in any communications in any media, criticize, ridicule or make (or cause or permit others to criticize, ridicule or make) any statement which disparages or is derogatory of any of the Bank Group, the Bank Group’s products or services, or any of the Bank Group’s present, former or future shareholders, officers, directors, employees, affiliates and/or subsidiaries. Notwithstanding the foregoing, Executive is not barred or otherwise restricted from exercising any right of speech or expression protected by applicable law, rule or regulation.

14.           Equitable Relief. The Company has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. The parties enter into this Agreement with the understanding that the Base Salary and all other compensation to be paid to Executive pursuant to this Agreement have been based in part on the value to the Bank Group of each of the provisions of this Agreement. Executive acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to the Bank Group and, accordingly, any of the Bank Group may obtain injunctive relief, a decree of specific performance and/or any other equitable relief for any breach or threatened breach of this Agreement in addition to any other remedies available to the Bank Group, without being required to show any actual damage, or to post an injunction bond. Accordingly, Executive acknowledges and agrees that the Bank and all other direct and indirect subsidiaries of the Company shall be third party beneficiaries of this Agreement.

15.           Enforcement of this Agreement by the Bank Group is Necessary and Reasonable. Executive acknowledges and agrees that the enforcement of Sections 1(A), 9, 10, 12, 13 and 14 of this Agreement by the Bank Group is necessary to ensure the preservation, protection and continuity of the business, the Confidential Information, and the goodwill of the Bank Group. Due to the proprietary nature of the Bank Group’s business, Executive acknowledges and agrees that the terms of this Agreement, including, without limitation, the length and scope of the terms and geographical restrictions contained in Sections 9, 10 and 11 this Agreement, are fair and reasonable and not the result of overreaching, duress or coercion of any kind. Executive further acknowledges and agrees that Executive’s full, uninhibited and faithful observance of Sections 1(a), 9, 10, 12, 13 and 14 of this Agreement will not cause Executive any undue hardship, financial or otherwise, and that enforcement of this Agreement will not impair Executive’s ability to obtain employment commensurate with Executive’s abilities and on terms fully acceptable to Executive, or to otherwise obtain income required for the comfortable support of Executive and Executive’s family and the satisfaction of the needs of Executive’s creditors.

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16.           Any Claim by Executive Against the Bank Group is Not a Defense to Enforcement. The existence of any claim or cause of action Executive might have against any of the Bank Group predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the any of the Bank Group of Sections 9, 10, 12 and 13 of this Agreement.

17.           Restrictive Periods Can Be Extended If the Bank Group Must Enforce This Agreement. In the event any of the Bank Group should bring any legal action or other proceeding for the enforcement of Sections 9 or 10 of this Agreement, Executive agrees that the time for calculating the restrictive terms contained in Sections 9 or 10 of this Agreement will not include the period of time commencing with the filing of legal action or other proceeding to enforce the terms of Sections 9 or 10 of this Agreement, through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding.

18.           Indemnification. In addition to any additional benefits provided under applicable federal and state law to Executive as a director and officer of the Company, Executive shall be entitled to the benefits of: (a) those provisions of the Articles of Incorporation and By-Laws of the Company, which provide for indemnification of directors and officers of any of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a director or officer of the Company), and (b) any Indemnification Agreement between the Company and Executive. The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section are intended to protect and indemnify him against. The Company shall, at no cost to Executive, use its best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all directors and officers of the Company. Notwithstanding the foregoing, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

19.           Section 409A of the Internal Revenue Code. This Agreement is intended to be construed in a manner that avoids the imposition upon payments hereunder of interest and additional tax under Section 409A(a)(1)(B) of the Code. Without limiting the scope of the previous sentence, (i) with respect to any payment hereunder subject to Section 409A of the Code, distributions on account of a separation from service may not be made to Executive if he or she is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) before the date which is six (6) months after the date of the separation from service (or, if earlier, the date of death of Executive), and (ii) any references to termination of employment, the Employment Period or this Agreement shall have the same meaning as “separation from service” as defined in Treasury Regulations 1.409A-1(h). Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify this Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of this Agreement to comply with the

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requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties pursuant to Section 409A of the Code.

20.           Required Regulatory Provision.

A.           Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and any other applicable statutes and applicable regulations promulgated thereunder. Nothing in this Agreement shall be construed to subject the Bank or its assets to any contractual obligations undertaken by the Company hereunder or to liability for any breach by the Company.

B.            If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

C.            If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

D.            If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this Section 20(D) shall not affect any vested rights of the parties hereunder.

E.            All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director (“Director”) of the Federal Deposit Insurance Corporation (“FDIC”) or his or her designee, at the time the FDIC or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director of the FDIC or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

21.           Miscellaneous.

A.            Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by all parties to this Agreement and making specific reference to this Agreement.

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B.            Assignability. The rights and obligations of the Company under this Agreement may not be assigned in whole or any part except in the case of a consolidation or merger with, or a transfer of all or substantially all of the assets of the Company to, another entity which prior to the consummation of such combination transaction expressly assumes all of the Company’s obligations to Executive hereunder. No such assignment shall limit or restrict Executive’s right to terminate this Agreement for Good Reason, which right shall remain absolute, but the assignment of this Agreement in connection with such a combination transaction shall not, in and of itself, constitute Good Reason. Executive’s rights and obligations hereunder are personal and may not be assigned by Executive (other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution or to Executive’s representative in the event of his Disability), provided, however, in the event of Executive’s death or Disability, Executive’s representative may also exercise any unexercised stock options, if any, to the extent permitted by the relevant option plan agreement or this Agreement. As used in this Agreement, “Bank” and “Company” shall mean the entities as hereinbefore defined and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the equity, business and/or assets of the Bank or the Company (as the case may be) that executes and delivers the agreement contemplated by this paragraph or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

C.            Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, personal representatives, legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

D.            Severability. If any part of this Agreement or any other Agreement entered into pursuant to this Agreement is contrary to, prohibited by, or deemed invalid under, applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. Without limiting the generality of the foregoing, in the event that any of the terms and geographical restrictions or other provisions contained in Sections 9 and 10 of this Agreement are held to constitute an unreasonable restriction upon Executive, Executive agrees that the provisions of this Agreement will not be rendered void, but will apply as to their time and territory or to such other extent as may be determined or indicated to constitute a reasonable restriction.

E.            Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

F.            Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the

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party giving such notice) hand delivered by messenger or overnight courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Executive:		If to the Company:

Michael J. Brown, Sr.		J. Hal Roberts
3117 S. Indian River Dr.		First Bank & Trust of Indiantown, FSB
Fort Pierce, FL 34982		2991 SW High Meadows Ave.
Palm City, FL 34990
Email:	mbrown5345@aol.com	Email:	halroberts@fboi.com

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by messenger or overnight courier service; (b) on the date of confirmation of receipt if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

G.            Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to principles of conflicts of laws.

H.            Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part of the Agreement and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

I.             Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL, OR HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, WITH RESPECT TO THIS AGREEMENT.

J.             Survival. The provisions of Sections 1(A) and Sections 8 through 21 shall survive the expiration or termination of this Agreement.

K.            Remedies Cumulative. Except as otherwise expressly provided in this Agreement, no remedy in this Agreement conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof.

L.            Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

M.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.

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N.            JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:

HCBF HOLDING COMPANY, INC.

By:	/s/ J. Hal Roberts, Jr.
J. Hal Roberts, Jr.
Print Name:	J. Hal Roberts, Jr.
Title:	President and COO

EXECUTIVE:

/s/ Michael J. Brown, Sr.
Michael J. Brown, Sr.

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EXHIBIT A

To

EMPLOYMENT AGREEMENT

Between

___________________________

And

MICHAEL J. BROWN, SR.

[Reserved]

EXHIBIT B

To

EMPLOYMENT AGREEMENT

Between

___________________________

And

MICHAEL J. BROWN, SR.

Harbor Federal Realty, LLC

Harbor Asset Management, LLC

2

EXHIBIT C

To

EMPLOYMENT AGREEMENT

Between

______________________________

And

MICHAEL J. BROWN, SR.

On December 27, 2007, Executive entered into a Separation Agreement and General Release and Waiver (the “Separation Agreement”) with National City Corporation, the successor to which is The PNC Financial Services Group, Inc. (the “Former Employer”).

One of the provisions of the Separation Agreement prohibited Executive from entering into, engaging in, or becoming an employee of or acquiring an ownership of more than one percent (1%) of any business that competes with the Former Employer’s businesses. Pursuant to the terms of an amendment dated July 28, 2009, that restriction expired on March 1, 2010.

The only remaining restrictive covenants in the Separation Agreement which still apply to Executive are as follows:

1.             Executive agreed that he would not, for a period of three years which expires on March 1, 2011 (the “Restricted Period”):

(a)              Directly or indirectly solicit, divert, entice, or accept any customers, clients, business patronage or orders from any customers, clients, or businesses with whom Executive has had contact, involvement or responsibility during Executive’s employment with the Former Employer on behalf of any Person (including Executive), that competes with the Former Employer’s businesses;

(b)              Directly or indirectly solicit, divert, entice, or take away any potential customer identified, selected or target by the Former Employer with whom the Executive has had contact, involvement or responsibility during Executive’s employment with the Former Employer, or attempt to do so, for the sale of any product or service that is the same as, similar to, or a substitute for, any product or service offered by the Former Employer’s businesses; and/or

(c)              Promote or assist, financially or otherwise, any Person, engaged in any business that is the same as, similar to or a substitute for any product or service offered by the Former Employer’s businesses.

2.             Executive agreed that he would not directly or indirectly at any time during the Restricted Period solicit, induce, confer or discuss with any individual who was employed by the Former Employer during or after the time of Executive’s employment with the Former Employer

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(“Employee”) or attempt to solicit, induce, confer or discuss with any Employee the prospect of leaving the employ of the Former Employer, termination of his employment with the Former Employer, or the subject of employment by some other Person. Executive further agreed that he would not directly or indirectly at any time during the Restricted Period hire or attempt to hire any Employee.

3.             Executive agreed to keep in strict confidence, and not, directly or indirectly, at any time during or after his employment by the Former Employer, disclose, furnish, disseminate, make available or use any trade secrets or confidential business or technical information of the Former Employer or its customers (“Confidential Information”). The Confidential Information does not include information that is or becomes publicly available other than as a result of disclosure by Executive.

4.             For the purposes of the above restrictive covenants, Executive agreed that he would be in violation thereof if he engages in any or all of the activities set forth above directly as an individual on his own account, or indirectly, including, but not limited to, as a partner, joint venture, employee, agent, salesman, consultant, officer and/or director of any firm or corporation that engages in any or all of the activities set forth above, or as a equity holder of any entity or corporation that engages in any or all of the activities set forth above in which Executive, his spouse, or parent beneficially owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding equity.

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